Exhibit 99.1
For Immediate Release
American Axle & Manufacturing
Receives Notice Regarding NYSE Listing
Detroit, Michigan, March 4, 2009 — American Axle & Manufacturing Holdings, Inc. (AAM), which is traded as AXL on the New York Stock Exchange (NYSE), announced that AAM has been notified by the NYSE that it has fallen below NYSE’s continued listing standard related to total market capitalization and stockholders’ equity. The NYSE requires that the average market capitalization of a listed company be not less than $75 million over a consecutive 30 trading-day period and that stockholders’ equity be not less than $75 million.
AAM intends to submit a plan to NYSE, within the required 45 day period, to demonstrate its ability to achieve compliance with the continued listing standards within the allotted 18 month cure period.
AAM’s business operations, Securities and Exchange Commission reporting requirements, credit agreements and other debt obligations are not otherwise affected by this notification.
AAM is a world leader in the manufacture, engineering, design and validation of driveline and drivetrain systems and related components and modules, chassis systems and metal-formed products for trucks, sport utility vehicles, passenger cars and crossover utility vehicles. In addition to locations in the United States (Michigan, New York, Ohio and Indiana), AAM also has offices or facilities in Brazil, China, Germany, India, Japan, Luxembourg, Mexico, Poland, South Korea, Thailand and the United Kingdom.
Certain statements contained in this press release which are not historical facts contain forward-looking information with respect to the Company’s plans, projections or future performance, the occurrence of which involves risk and uncertainties that could cause the company’s actual results or plans to differ materially from those expected by the company which include risk factors described in the Company’s filings with the Securities and Exchange Commission.
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For additional information:

Renee B. Rogers	Christopher M. Son
Manager, Corporate Communications and	Director, Investor Relations and Corporate
Media Relations	Communications
(313) 758-4882	(313) 758-4814
renee.rogers@aam.com	chris.son@aam.com
Or visit the AAM website at www.aam.com